Exhibit 2
EIN: 94-0890210
PN: 001
CHEVRONTEXACO
EMPLOYEE SAVINGS INVESTMENT PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTARY SCHEDULES
TOGETHER WITH REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
DECEMBER 31, 2005 AND 2004
MORRIS, DAVIS & CHAN LLP
Certified Public Accountants

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN

i

MORRIS, DAVIS & CHAN LLP Certified Public Accountants
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Participants and Plan Administrator
ChevronTexaco Employee Savings Investment Plan
We have audited the accompanying statements of net assets available for benefits of the ChevronTexaco Employee Savings Investment Plan (the Plan), as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 2005 and reportable transactions for the year ended December 31, 2005, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
May 26, 2006
Oakland, California
1111 Broadway, Suite 1505 • Oakland, California 94607 • (510) 250-1000 • Fax (510) 250-1032
Offices in San Francisco, California and Charlotte, North Carolina

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2005
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Assets
Investments — at fair value:

Chevron Corporation common stock
Allocated to participants	$—	$5,661,809	$—	$5,661,809
Unallocated	—	—	520,188	520,188
Fund investments	4,206,564	—	—	4,206,564
Loans to participants	98,010	—	—	98,010
Cash equivalents	362	—	50,852	51,214

Total investments	4,304,936	5,661,809	571,040	10,537,785

Receivables:
Due from broker	122	—	—	122

Total receivables	122	—	—	122

Total assets	4,305,058	5,661,809	571,040	10,537,907

Liabilities
Due to broker	107	—	—	107
Interest payable	—	—	9,032	9,032
ESOP notes payable	—	—	246,538	246,538

Total liabilities	107	—	255,570	255,677

Net assets available for benefits	$4,304,951	$5,661,809	$315,470	$10,282,230

The accompanying notes are an integral part of these financial statements.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Assets
Investments — at fair value:

ChevronTexaco Corporation common stock
Allocated to participants	$—	$5,307,613	$—	$5,307,613
Unallocated	—	—	521,967	521,967
Fund investments	3,975,738	—	—	3,975,738
Loans to participants	105,785	—	—	105,785
Cash equivalents	—	—	45,715	45,715

Total investments	4,081,523	5,307,613	567,682	9,956,818

Receivables:
Due from broker	8	—	—	8

Total receivables	8	—	—	8

Total assets	4,081,531	5,307,613	567,682	9,956,826

Liabilities
Due to broker	228	—	—	228
Interest payable	—	—	13,188	13,188
ESOP notes payable	—	—	360,000	360,000

Total liabilities	228	—	373,188	373,416

Net assets available for benefits	$4,081,303	$5,307,613	$194,494	$9,583,410

The accompanying notes are an integral part of these financial statements.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2005
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Additions
Contributions:
Employer contributions	$8	$144,612	$97,900	$242,520
Participant contributions	132,366	56,519	—	188,885
Participant rollovers	35,239	9,451	—	44,690

Total contributions	167,613	210,582	97,900	476,095

Investment income:
Interest	20	—	700	720
Dividends	—	174,297	16,928	191,225
Net appreciation in fair value of investments	251,553	434,349	44,505	730,407
Interest on participant loans	4,994	—	—	4,994

Total investment income	256,567	608,646	62,133	927,346

Total additions	424,180	819,228	160,033	1,403,441

Deductions

Interest expense	—	—	34,947	34,947
Distribution to participants	352,337	312,941	—	665,278
Administrative fees	261	25	—	286

Total deductions	352,598	312,966	34,947	700,511

Interfund transfers	152,066	(152,066)	—	—
Intra-plan transfers	—	—	(4,110)	(4,110)

Net increase	223,648	354,196	120,976	698,820

Net assets available for benefits:

Beginning of year	4,081,303	5,307,613	194,494	9,583,410

End of year	$4,304,951	$5,661,809	$315,470	$10,282,230

The accompanying notes are an integral part of these financial statements.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2004
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Additions
Contributions:
Employer contributions	$—	$138,192	$—	$138,192
Participant contributions	126,913	48,189	—	175,102
Participant rollovers	50,485	8,291	—	58,776

Total contributions	177,398	194,672	—	372,070

Investment income:
Interest	14	—	266	280
Dividends	—	159,932	17,953	177,885
Net appreciation in fair value of investments	382,222	976,964	108,716	1,467,902
Interest on participant loans	5,574	—	—	5,574

Total investment income	387,810	1,136,896	126,935	1,651,641

Total additions	565,208	1,331,568	126,935	2,023,711

Deductions

Interest expense	—	—	26,377	26,377
Distribution to participants	349,875	335,720	—	685,595
Administrative fees	343	26	—	369

Total deductions	350,218	335,746	26,377	712,341

Interfund transfers	526,641	(526,641)	—	—
Intra-plan transfers	—	—	(138,166)	(138,166)

Net increase (decrease)	741,631	469,181	(37,608)	1,173,204

Net assets available for benefits:

Beginning of year	3,339,672	4,838,432	232,102	8,410,206

End of year	$4,081,303	$5,307,613	$194,494	$9,583,410

The accompanying notes are an integral part of these financial statements.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 1 — Description of the Plan
In addition to the following, participants should refer to the Summary Plan Description of the ChevronTexaco Employee Savings Investment Plan (ESIP or the Plan) for a more complete description of the Plan’s provisions.
The Plan is a defined contribution plan that is intended to be a qualified profit-sharing plan under section 401(a) of the Internal Revenue Code (the Code), a qualified cash or deferred arrangement under section 401(k) of the Code, and, effective December 1, 1989, to include a leveraged Employee Stock Ownership Plan (ESOP) qualified under section 4975(e)(7) of the Code.
Plan Sponsor/Administrator. Chevron Corporation, formerly known as ChevronTexaco Corporation (hereinafter called “the Corporation”) is the Plan Sponsor and the Plan Administrator of the ESIP. It has the authority to appoint 1 or more trustees to hold the assets of the Plan and to appoint a record keeper. In its capacity as fiduciary, the Corporation makes such rules, regulations and computations and takes whatever action is necessary to administer the Plan in accordance with provisions of the Code and the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
Eligibility. Employees of Chevron Corporation or a participating company (Company) or who are represented by a labor organization that has bargained for and agreed to participation in the Plan are eligible to participate in the Plan if they are on the U.S. payroll.
Contributions. Each year, participants may contribute up to 50 percent of regular pay as combined basic (1 or 2 percent) and supplemental (49 or 48 percent) contributions. For “highly compensated employees”, they are limited to 25 percent of their regular pay. The maximum amount a participant can contribute on a before-tax basis is the annual IRS limit of $14,000 for participants under age 50 and $18,000 for participants age 50 and up in 2005 and $13,000 for participants under age 50 and $16,000 for participants age 50 and up in 2004. The Plan has a fixed match feature. The Corporation will match 4 percent of pay on the first 1 percent of the participant’s base pay that they contribute to the Plan or 8 percent of pay on the first 2 percent of the participant’s base pay that they contribute to the Plan. The Corporation’s contributions are made in Chevron Stock. Contributions are allocated to the participant accounts as soon as practicable (but no later than 15 days) after payrolls are processed and are invested in the investment funds.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 1 — Description of the Plan (Continued)
Participant Accounts. Funds for the participant’s benefit are held in a number of Plan accounts. Employee contributions are comprised of basic and supplemental contributions and rollover contributions from other qualified retirement plans or from a rollover IRA, on a pre-tax and after-tax basis. Company contributions are comprised of Saving Plus pre-2002 accounts and Company matching contributions. The Company matching contribution will be made in Chevron Stock to participants’ Leveraged ESOP or Non-Leveraged ESOP accounts. Thereafter, in accordance with such procedures as the Corporation shall prescribe, a participant may elect to transfer a portion of the Chevron Stock from the Company matching contribution to other investment funds as the Corporation may authorize. Such an investment election may be made only in accordance with the election procedures prescribed by the Corporation. Participants have the option to receive dividends on shares in their Chevron Stock account as a taxable distribution or to be automatically reinvested into their account. Employees are always fully vested in all contributions to their accounts, as well as the investment income earned from all contributions to the Plan.
Trustees. Vanguard Fiduciary Trust Company (Vanguard) is the trustee of the Plan. Vanguard is also the Plan’s record keeper. The trustee has the authority to manage the assets of the Plan in accordance with its terms and those of the trust agreement.
Leveraged ESOP. In December 1989, the ESOP borrowed a total of $1 billion from several banks and used the proceeds of the loans to purchase 14.1 million shares of the Corporation’s Common Stock from the Corporation. In October 1991, these loans were completely refinanced by the ESOP’s issuance to the public of registered debt securities. In July 1999, the outstanding ESOP debt was completely refinanced extending the ESOP term through the year 2016. Subsequently, accelerated principal payments were made, reducing the loan payment period to end by the year 2014. The ESOP indebtedness is guaranteed by the Corporation and will be repaid using dividends paid on the shares acquired by the ESOP and contributions by the participating companies. To enforce the ESOP’s obligation to pay holders of the registered debt securities, the holders have no recourse against the assets of the ESOP except that, to the extent permitted by the Code and ERISA, the holders will have rights to any cash contributions made by the participating companies to satisfy the ESOP’s obligations under the registered debt securities and to any earnings attributable to the investment of such contributions. In light of the limited recourse that holders of the registered debt securities have against the ESOP, purchasers of the registered debt securities are cautioned to rely solely upon the creditworthiness of the Corporation and its obligations under its guarantee of the ESOP’s indebtedness. The principal amount outstanding at December 31, 2005 and 2004 was $246,538,462 and $360,000,000, respectively. The rate on the loans at December 31, 2005 and 2004 was fixed at 7.327%.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 1 — Description of the Plan (Continued)
Leveraged ESOP. (Continued)
The scheduled amortization of the loan for the next 5 years and thereafter is as follows:

2006	$13,326,403
2007	19,989,605
2008	19,989,605
2009	19,989,605
2010	26,652,807
Thereafter	146,590,437

$246,538,462

Unallocated ESOP shares are held in a suspense account and secure the Corporation’s guarantee of the ESOP indebtedness. As payments of principal and interest are made on the ESOP debt, shares are released from the suspense account. These released shares will be valued at the then current market price for allocation to participants who elect to contribute 1 or 2 percent of their regular earnings to the Plan.
Participant Loans. The loan feature allows participants to borrow funds from their Plan account, subject to certain restrictions and limitations. Participants may borrow up to the lesser of $50,000 or 50% of their total vested account balance or the value of the account(s) used to fund the loan. The minimum loan is $1,000. The minimum term for repayment of any loan is 6 months and the maximum term is 5 years. However, the maximum term for repayment of a home loan is 25 years. Loans bear a fixed rate of interest equal to 2 percent plus the average one-year jumbo certificate of deposit rate, as published in The Wall Street Journal on the last Wednesday of the preceding month. Interest rates charged during 2005 and 2004 ranged from 4.12% to 12.00%. Most loan repayments are made through payroll deductions and the principal and interest paid by the participants are reinvested in the participants’ accounts.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 1 — Description of the Plan (Continued)
Plan Termination. The Corporation expects to continue the ESIP indefinitely, but has the authority to amend or terminate the ESIP at any time. In the event of a plan termination, the trust fund shall continue until any previously unallocated assets of the Plan are allocated to accounts and distributed to participants or beneficiaries in accordance with applicable law and pursuant to written rules and procedures adopted by the Corporation prior to such termination. In addition, upon plan termination, neither the Corporation nor any other person shall have a liability or obligation to provide additional benefits. Participants or beneficiaries shall obtain benefits solely from the trust fund. The trustee will sell the shares of the Corporation’s Common Stock then held in the ESOP suspense account and apply the proceeds (together with any other assets in the suspense account) either to repay the ESOP indebtedness or to satisfy its obligation to indemnify the Corporation as guarantor of the indebtedness for any payments that must be made under the guarantee of the indebtedness. Any shares or proceeds remaining after the satisfaction of the obligations described in the preceding sentence will be allocated to the participants’ accounts and the value of such allocation will be offset against any future obligations of the Corporation to make Company contributions to the ESIP.
Plan Expenses. Trustee and record keeping fees are netted from the net asset values. Administrative expenses relating to the Plan, including audit fees, are paid by the Plan. Certain Chevron employee and administrative costs are being reimbursed to the Corporation by the Plan.
NOTE 2 — Summary of Significant Accounting Policies
The financial statements of the ESIP are presented on the accrual basis of accounting. The following are the significant accounting policies followed by the Plan:
Net appreciation (depreciation) in fair value of investments includes realized gains and losses and unrealized appreciation or depreciation.
Investments in the core and supplemental options are valued on each business day on which the New York Stock Exchange is open for trading to reflect contributions, distributions, income, expenses, gains and losses. The difference between cost and market value represents unrealized appreciation or depreciation as of the reporting date. The valuation of the underlying securities in the Vanguard Brokerage Option are determined by Vanguard Brokerage Service daily. ESOP shares released from the suspense account are allocated based on the then-current market value.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 2 — Summary of Significant Accounting Policies (Continued)
Realized gains and losses on investments are based on sales proceeds less average cost. Sales and purchases between participants are included in realized gains and losses. Security purchases and sales are recorded as of the trade date for such transactions.
Dividend income earned on investments held and interest income earned on funds pending investment are recorded on an accrual basis.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
NOTE 3 — Investments
At December 31, 2005 and 2004, the following broad range of investment options were available to participants:

Tier 1: Core Funds

Fund Name	Fund Type
Chevron Leveraged ESOP (formerly ChevronTexaco Leveraged ESOP)	Company Stock
Chevron Stock (formerly ChevronTexaco Stock)	Company Stock
Vanguard Prime Money Market Fund	Money Market
Vanguard Total Bond Market Index Fund	Fixed Income
Vanguard Balanced Index Fund	Balanced
Vanguard Institutional Index Fund (previously Vanguard 500 Index Fund)	Large-Cap Stock
Vanguard Total Stock Market Index Fund	Growth and Income Stock
Vanguard Extended Market Index Fund	Small-Cap Growth Stock
Vanguard Developed Markets Index Fund	International Stock

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 3 — Investments (Continued)

Tier 2: Supplemental Funds

Fund Name	Fund Type
Dodge & Cox Income Fund	Fixed Income
Vanguard GNMA Fund	Fixed Income
Vanguard Windsor II Fund	Large-Cap Value Stock
Fidelity Dividend Growth Fund	Large-Cap Blend Stock
Vanguard PRIMECAP Fund	Large-Cap Growth Stock
Artisan Small Cap Value Fund	Small-Cap Value Stock
Neuberger Berman Genesis Fund	Mid-Cap Blend Stock
Managers Special Equity Fund	Small-Cap Growth Stock
American Funds EuroPacific Growth Fund	International Stock
As of January 1, 2004, the following funds remain as Plan Investments but no longer accept future contributions.

Fund Name	Fund Type
Artisan Mid Cap Fund	Mid-Cap Growth Stock
T. Rowe Price Small-Cap Stock Fund	Small-Cap Blend Stock
As of July 2004, the Columbia Acorn International Fund was no longer offered as a Tier 2, supplemental fund.
Future contributions to the Oakmark Select Fund were no longer accepted as of January 1, 2004. On June 30, 2005, the account balance in the fund was transferred to the Vanguard Windsor II Fund.
Tier 3: Vanguard Brokerage Option (VBO)
Through the Vanguard Brokerage Services, a participant may choose from approximately 2,600 mutual funds from Vanguard and other companies that are not included in the core or supplemental investment funds. There is a $50 annual fee charged to participants who use this option which is paid directly to Vanguard. Within each fund offered in the VBO additional fees are charged, either accrued within a fund’s pooled price or charged directly on deposits or withdrawals depending upon the mutual fund.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 3 — Investments (Continued)
Investments representing 5% or more of the Plan’s net assets available for benefits:

	December 31, 2005		December 31, 2004
	Participant	Non-Participant	Participant	Non-Participant
	Directed	Directed	Directed	Directed
	(thousands of dollars)		(thousands of dollars)
Chevron Corporation Common Stock	$—	$6,181,997	$—	$5,829,580
Vanguard Institutional Index Fund (previously Vanguard 500 Index Fund)	902,760	—	925,619	—
Vanguard Prime Money Market Fund	516,295	50,852	528,643	45,715
Vanguard PRIMECAP Fund	—	—	486,576	—
NOTE 4 — Intra-Plan Transfers
During a Plan year, as payments of principal and interest are made on the ESOP loans, shares are released from the ESOP suspense account and are transferred to the Leveraged ESOP account and are available for benefits. These transfers represent a portion of the employer contribution and reimbursement for the cash dividends paid by the Corporation to those members holding ESOP shares that were used to service the ESOP debt.
NOTE 5 — Income Taxes
On September 18, 2003, the Internal Revenue Service (IRS) issued its determination that the Plan continues to be exempt from Federal income tax. The Plan has been amended since receiving the determination letter. The Corporation intends to request a determination letter for the Plan, as amended and to reflect the integration of the Unocal Savings Plan, by year end 2006. In the opinion of the Corporation, the Plan, as amended, continues to be qualified as to form. Accordingly, no provision for federal or state income taxes has been made.
The Corporation has reviewed the Plan’s administrative procedures and is of the opinion that they are in accordance with technical compliance requirements of ERISA.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 6 — Risks and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.
NOTE 7 — Subsequent Event
Plan Mergers. On August 10, 2005, pursuant to the Agreement and Plan of Merger, dated April 4, 2005, among Chevron Corporation (“Chevron”), Unocal Corporation (“Unocal”) and Blue Merger Sub Inc., a wholly owned subsidiary of Chevron, as amended July 19, 2005, Unocal Corporation merged with and into Blue Merger Sub Inc., which changed its name to Unocal Corporation thereafter. Chevron acquired 100 percent of the outstanding common shares of Unocal. All of the Unocal common stock held in the Plan was converted to Chevron common stock.
Unocal Corporation is the parent of Union Oil Company of California which was the sponsor of the Unocal Savings Plan prior to September 29, 2005. Effective September 29, 2005, Chevron became the plan sponsor, the plan administrator, and the Named Fiduciary of the plan.
Effective December 31, 2005, the Molycorp, Inc. 401(k) Retirement Savings Plan was merged into the Unocal Savings Plan. Molycorp, Inc. is an indirect wholly owned subsidiary of Unocal.
On June 28, 2006, the Unocal Savings Plan will merge into the Chevron Employee Savings Investment Plan.
Plan Name Change. Effective January 1, 2006, the Plan’s name was changed to the Chevron Employee Savings Investment Plan.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
SCHEDULE H — PART IV, LINE 4(i) — SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2005
(thousands of dollars)

(a)	(b)	(c)		(d)	(e)
					Current
	Identity of issue	Description of investment	Shares/Units	Cost	value
*	Chevron Corporation	Common Stock	108,895,499	$2,836,584	$6,181,997
*	Vanguard Institutional Index Fund	Registered Investment Company	7,918,253	849,528	902,760
*	Vanguard Prime Money Market Fund	Registered Investment Company	567,147,306	567,147	567,147
*	Vanguard Total Bond Market Index Fund	Registered Investment Company	40,615,975	412,234	408,597
*	Vanguard PRIMECAP Fund	Registered Investment Company	7,565,529	385,462	494,105
*	Vanguard Windsor II Fund	Registered Investment Company	15,642,833	415,136	490,090
*	Vanguard Balanced Index Fund	Registered Investment Company	10,585,019	189,174	209,689
*	Vanguard Extended Market Index Fund	Registered Investment Company	6,120,469	161,497	209,687
*	Vanguard Developed Markets Index Fund	Registered Investment Company	18,807,754	148,684	192,027
*	Vanguard Total Stock Market Index Fund	Registered Investment Company	4,407,472	113,433	132,224
*	Vanguard GNMA Fund	Registered Investment Company	6,657,331	69,708	68,571
	Managers Special Equity Fund	Registered Investment Company	372,942	30,457	32,360
	Neuberger Berman Genesis Fund	Registered Investment Company	2,973,830	123,776	144,380
	Artisan Small Cap Value Fund	Registered Investment Company	6,203,491	107,251	107,010
	American Funds EuroPacific Growth Fund	Registered Investment Company	2,043,502	70,824	83,967
	Artisan Mid Cap Fund	Registered Investment Company	244,246	5,694	7,552
	Fidelity Dividend Growth Fund	Registered Investment Company	656,867	17,870	18,911
	T. Rowe Price Small-Cap Stock Fund	Registered Investment Company	53,677	1,405	1,754
	Dodge and Cox Income Fund	Registered Investment Company	4,267,346	54,850	53,513
*	Vanguard Brokerage Option	Registered Investment Company	—	119,409	133,434
*	Participant Loans	Range of interest (4.12% - 12.00%)	—	—	98,010

	Total investments				$10,537,785

*	Party-in-interest.

EIN: 94-0890210
PN: 001
CHEVRONTEXACO EMPLOYEE SAVINGS INVESTMENT PLAN
SCHEDULE H — PART IV, LINE 4(j) — SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(thousands of dollars)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Expense		Current value
Identity of	Description	Purchase	Selling	Lease	incurred with	Cost of	of asset on	Net gain
party involved	of asset	price	price	rental	transaction	asset	transaction date	or (loss)
Chevron Corporation	Common Stock	$576,557	$—	N/A	$—	$576,557	$576,557	$—
Chevron Corporation	Common Stock	—	605,917	N/A	—	352,361	605,917	253,556